Exhibit 5.1

September 25, 2007

Energy Partners, Ltd.

201 St. Charles Avenue

Suite 3400

New Orleans, Louisiana 70170

Re:	Energy Partners, Ltd.
9.75% Senior Notes due 2014
Senior Floating Rate Notes due 2013

Ladies and Gentlemen:

We have acted as counsel to Energy Partners, Ltd. (the “Company”) in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the exchange offer set forth in the Registration Statement (the “Exchange Offer”), pursuant to which (a) $300,000,000 aggregate principal amount of 9.75% Senior Notes due 2014 (the “Exchange Senior Notes”) of the Company will be issued under the Indenture between the Company and U.S. Bank National Association, as Trustee, dated as of April 23, 2007 (the “Indenture”) for a like principal amount of the Company’s outstanding 9.75% Senior Notes due 2014 and (b) $150,000,000 aggregate principal amount of Senior Floating Rate Notes due 2013 (the “Exchange Floating Rate Notes” and, together with the Exchange Senior Notes, the “Exchange Securities”) of the Company will be issued under the Indenture for a like principal amount of the Company’s outstanding Senior Floating Rate Notes due 2013. The Exchange Securities will be fully and unconditionally guaranteed (the “Exchange Guarantees”) on a senior unsecured basis by each of EPL Pipeline, L.L.C.; EPL of Louisiana, L.L.C.; Delaware EPL of Texas, LLC; and EPL Pioneer Houston, Inc. (the “Guarantors”).

We have examined such corporate records, documents, certificates and instruments as we deemed necessary and appropriate to enable us to render the opinions expressed below.

We advise you that, in our opinion, subject to the assumptions and qualifications set forth herein:

(a) The Exchange Securities have been duly authorized by the Company, and when such Exchange Securities have been executed, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, such Exchange Securities will be legally issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability related to or affecting creditors’ rights and to general principles of equity.

(b) The Exchange Guarantees of each of EPL Pipeline, L.L.C. and Delaware EPL of Texas, LLC (the “Delaware Guarantors”) have been duly authorized by such Delaware Guarantors and, when the Exchange Securities have been issued, executed, authenticated and delivered by the Company in accordance with the terms of the Indenture and the Exchange Offer, and assuming the due organization or incorporation of EPL Pioneer Houston, Inc. (the “Texas Guarantor”) and the due authorization, execution and delivery of the Indenture by the Texas Guarantor, the Exchange Guarantees of the Delaware Guarantors and the Texas Guarantor will constitute valid and legally binding obligations of such Guarantors, enforceable against each such Guarantor in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the laws of the State of New York and the federal laws of the United States of America. We note that John H. Peper, General Counsel of the Company, has rendered an opinion to the Company, dated July 3, 2007, as to the due incorporation of the Texas Guarantor and the due authorization, execution and delivery of the Indenture by the Texas Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Registration Statement and the prospectus forming a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ CAHILL GORDON & REINDEL LLP
CAHILL GORDON & REINDEL LLP